                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                           COMPANY CONTACT:  Paul A. Miller
                                                                  (978) 725-7555

                                 LSB CORPORATION
                           FIRST QUARTER RESULTS 2005

NORTH ANDOVER, MA, -- (BUSINESS WIRE) - April 22, 2005 - LSB Corporation, (the "Corporation" or the "Company") (NASDAQ-LSBX), today announced results for the first quarter ended March 31, 2005. Press releases and SEC filings can be viewed on the internet at our website www.LawrenceSavings.com/press-main.asp or www.LawrenceSavings.com/stockholder-info.asp, respectively.

The Corporation reported net income of $859,000 or $0.19 diluted earnings per share for the first three months of 2005. This amount compares to net income of $786,000 or $0.18 diluted earnings per share for the same period of 2004.

Net income for the three months ended March 31, 2005 increased by $73,000 over the same period in 2004 primarily due to an increase in net interest income. Net interest income increased by $131,000 or 3.8% to $3,554,000 compared to the same period in 2004. Net interest income increased primarily due to higher average investment and loan balances for the three months ended 2005 compared to 2004 which impacted interest income by $405,000 and $268,000, respectively. These interest earning assets were funded by deposit growth and increased FHLB advances. Non-interest income increased by $43,000 and was offset by an increase in non-interest expenses of $93,000. The increase in non-interest income of $43,000 was primarily due to loan fees increasing by $18,000 and ATM and debit card fees increasing by $15,000 in 2005 compared to 2004. The increase in loan fees for the first quarter 2005 can be attributed to a decrease in the provision for losses associated with mortgage servicing rights ("MSR") resulting in a $25,000 positive impact to earnings from 2004.

Non-interest expenses were $2,581,000 in the first three months of 2005 compared to $2,488,000 for the same period of 2004. The increase in the first three months of 2005 is primarily due to occupancy and equipment expense increasing to $255,000 from $197,000 due to higher depreciation expense in the first quarter of 2005 due to the Salem, NH branch which was not opened until June 2004. Data processing expense increased $21,000 in the first three months of 2005 compared to the first three months of 2004 mainly attributable to a rise in computer repairs and maintenance. Other operating expenses increased $71,000 during 2005 from 2004. During 2004, the Company recognized the reimbursement of $100,000 of legal expenses which were part of an insurance claim recovery in the amount of $197,000. Partially offsetting these expense increases were salaries and employee benefits decreasing to $1,576,000 in 2005 from $1,622,000 in 2004 due to decreases in pension and post retirement benefits. Professional fees decreased to $104,000 from $115,000 due to a reduction in legal fees associated with collection efforts.

The Corporation continues to look for quality assets, seeks to maintain a low level of risk assets and seeks to grow the loan portfolio profitably. Non-performing loans totaled $34,000 and zero at March 31, 2005 and December 31, 2004, respectively. The allowance for loan losses to total loans has decreased slightly to 1.77% at March 31, 2005 from 1.78% at December 31, 2004 as a result of growth in the loan portfolio, without a significant change in credit risk to the Company.

Total assets increased to $560,613,000 at March 31, 2005 up from $518,477,000 at December 31, 2004. The increase in assets at March 31, 2005 is mainly attributable to an increase of $35,804,000 in investment securities, an increase of $3,218,000 in Federal Funds sold, $1,642,000 in loan growth and $1,794,000 increase in Federal Home Loan Bank stock. The funding for these assets came primarily from deposit growth and increased Federal Home Loan Bank Advances of $2,767,000 and $39,626,000, respectively in 2005.

Total deposits at March 31, 2005 were $301,873,000 up from $299,106,000 at December 31, 2004. The change from December 31, 2004 is due primarily to increases in demand deposit accounts of $2,176,000, savings accounts of $1,856,000 and NOW accounts of $1,028,000 partially offset by a decrease in money market investment accounts of $2,693,000.

At March 31, 2005, the Company's stockholders' equity was $58,004,000 as compared to $57,838,000 at December 31, 2004. The increase during 2005 reflects net income of $859,000, a tax benefit associated with the exercise of stock options of $196,000 and proceeds from the exercise of stock options of $270,000. Offsetting these increases were the declaration of cash dividends to shareholders of $613,000 and a decrease in the market values of securities available for sale (net of taxes) of $546,000. The Corporation's leverage ratio decreased to 10.91% at March 31, 2005 from 11.25% at December 31, 2004 as a result of average quarterly assets increasing due to the purchase of investment securities during the first quarter 2005. The Corporation exceeds all regulatory minimum capital ratio requirements as defined by the Federal Reserve Bank as of and for all periods presented. The Bank exceeds all regulatory minimum capital ratio requirements as defined by the FDIC as of and for all periods presented.

Lawrence Savings Bank, the Company's wholly-owned subsidiary, is a Massachusetts chartered savings bank organized in 1868 and headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of downtown Boston. Lawrence Savings Bank operates 5 banking offices in Massachusetts in Andover, Lawrence, Methuen, and North Andover and 1 banking office in Salem, New Hampshire. Go to www.LawrenceSavings.com for all your Internet Banking needs. Please visit it today. Lawrence Savings Bank is an Equal Housing Lender and member, FDIC and DIFM.

This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future relationships, structures, opportunities and market conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates or in the relationships between long-term and short-term rates, disruptions in credit markets, changes in regional and local economic conditions, changes in local housing markets, changes in the regulatory environment including regulatory compliance costs, changes in technology and changes in the competitive environment in which the Company operates. As a result of such risks and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

                                 LSB CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET*
                      (In thousands, except per share data)

                                             March 31, 2005   December 31, 2004
-------------------------------------------------------------------------------
Loans                                          $   234,452            232,810
Allowance for loan losses                           (4,139)            (4,140)
Investments held to maturity                       238,659            200,264
Investments available for sale                      60,448             63,039
Federal Home Loan Bank stock                         9,681              7,887
Federal funds sold                                   3,427                209
Other assets                                        18,085             18,408
-----------------------------------------------------------------------------
Total assets                                   $   560,613        $   518,477
=============================================================================
Deposits                                       $   301,873        $   299,106
Borrowed funds                                     196,889            157,263
Other liabilities                                    3,847              4,270
Stockholders' equity                                58,004             57,838
-----------------------------------------------------------------------------
Total liabilities and stockholders' equity     $   560,613        $   518,477
=============================================================================
Book value per share                           $     13.23        $     13.33
-----------------------------------------------------------------------------

Select financial ratios:                     March 31, 2005   December 31, 2004
-------------------------------------------------------------------------------
Capital ratios:
  Stockholders' equity to total assets ratio         10.35%             11.16%

Risk-based ratio
  Leverage ratio                                     10.91%             11.25%
  Total capital ratio                                19.44%             19.63%

Asset quality ratios:
  Allowance for loan losses to loans                  1.77%              1.78%
  Risk assets to total assets                         0.01%              0.00%
Risk assets:
  Non-performing loans                         $        34        $        --
  Other real estate owned                               --                 --
-----------------------------------------------------------------------------
Total risk assets                              $        34        $        --
=============================================================================

                    CONDENSED CONSOLIDATED INCOME STATEMENT*
                        (In thousands, except share data)

                                                    Three months ended
                                                    ------------------
                                             March 31, 2005     March 31, 2004
------------------------------------------------------------------------------
Interest income                                $     6,109        $     5,442
Interest expense                                     2,555              2,019
-----------------------------------------------------------------------------
Net interest income                                  3,554              3,423
Provision (credit) for loan losses                      --                 --
-----------------------------------------------------------------------------
Net interest income after provision (credit)
   for loan losses                                   3,554              3,423
Non-interest income                                    365                322
Non-interest expense                                 2,581              2,488
-----------------------------------------------------------------------------
Net income before income taxes                       1,338              1,257
Income tax expense                                     479                471
-----------------------------------------------------------------------------
Net income                                     $       859        $       786
=============================================================================
Basic earnings per share                       $      0.20        $      0.18
Dilutive earnings per share                    $      0.19        $      0.18
=============================================================================
Average shares outstanding                       4,365,559          4,263,637
Average diluted shares outstanding               4,532,751          4,455,979
=============================================================================

                                                    Three months ended
                                                    ------------------
                                             March 31, 2005     March 31, 2004
------------------------------------------------------------------------------
Select financial ratios:
  Return on average assets                            0.65%              0.67%
  Return on average stockholders' equity              6.02%              5.74%
-----------------------------------------------------------------------------

*Unaudited